Exhibit 99.2

Contact:

Kenneth Smith

Chief Financial Officer

716.826.6500 ext. 3217

kwsmith@gibraltar1.com

Gibraltar Industries Announces Results and Settlement of Early Tender for 8% Senior Notes Due 2015

Buffalo, New York, January 31, 2013, - Gibraltar Industries, Inc. (Nasdaq: ROCK), a leading manufacturer and distributor of products for building and industrial markets, today announced that, in connection with the previously announced cash tender offer and consent solicitation by the Company to purchase for cash any and all of its 8% Senior Notes due 2015 (the “Existing Notes”), the early tender period in respect of the tender offer expired at 5:00 p.m., New York City time, on January 30, 2013, (the “Consent Payment Deadline”). As of the Consent Payment Deadline, $143.1 million principal amount of Existing Notes, or 70.15% of the principal amount outstanding, had been validly tendered and not withdrawn. Those holders who validly tendered their Existing Notes prior to the Consent Payment Deadline received the total consideration of $1,017.08 per $1,000 principal amount of the Existing Notes, which included a consent payment of $10.00 per $1,000 principal amount of the Existing Notes, plus any accrued and unpaid interest on the Existing Notes up to, but not including, the payment date. The withdrawal rights for the early tender of Existing Notes and corresponding consents in the tender offer have now expired.

The final offer period will expire at 11:59 p.m., New York City time, on February 13, 2013, unless extended (such time and date, as the same may be extended, the “Expiration Time”). Holders who tender their Existing Notes after the Consent Payment Deadline and on or prior to the Expiration Time will be eligible to receive only the tender offer consideration of $1,007.08 per $1,000 principal amount of Existing Notes tendered plus accrued and unpaid interest to the payment date, but not the consent payment.

As the Company received consents from holders of greater than a majority in aggregate principal amount of the outstanding Existing Notes, the Company, the guarantors thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, have executed a supplemental indenture (the “Supplemental Indenture”) to the indenture governing the Existing Notes (the “Indenture”). The proposed amendments eliminate from the Indenture substantially all of the restrictive covenants, certain affirmative covenants, certain events of default and certain conditions to legal defeasance or covenant defeasance. These changes became operative concurrently with the acceptance for payment of all Existing Notes that were validly tendered (and not validly withdrawn) at or prior to the Consent Payment Deadline.

This press release is not an offer to purchase or a solicitation of an offer to sell any securities, including the Existing Notes. The tender offer is only being made pursuant to the terms of the offer to purchase and consent solicitation statement, dated January 16, 2013 (as it may be amended or supplemented from time to time, the “Statement”), and related letter of transmittal (the “Letter of Transmittal”).

3556 Lake Shore Road, PO Box 2028, Buffalo, New York 14219-0228, Ph 716.826.6500, Fx 716.826.1589, gibraltar1.com

The complete terms and conditions of the tender offer are set forth in the Statement that has been sent to holders of the Existing Notes. Holders are urged to read the tender offer documents carefully before making any decision with respect to the tender offer. Holders of Existing Notes must make their own decisions as to whether to tender their Existing Notes, and if they decide to do so, the principal amount of the Existing Notes to tender.

Holders may obtain copies of the Offer to Purchase and the Letter of Transmittal from D.F. King & Co., Inc., the Information Agent and Tender Agent for the tender offer and consent solicitation, at (212) 269-5550 (brokers and banks) and (800) 859-8511 (all others; toll-free).

J.P. Morgan Securities LLC has been engaged to act as the Dealer Manager for the tender offer and Solicitation Agent for the consent solicitation. J.P. Morgan Securities LLC can be contacted at (800) 245-8812 (toll-free) and (212) 270-1200 (collect).

None of the Company, the Dealer Manager and Solicitation Agent, the Information Agent and Tender Agent or any other person makes any recommendation as to whether holders of Existing Notes should tender their Existing Notes, and no one has been authorized to make such a recommendation.

About Gibraltar

Gibraltar Industries is a leading manufacturer and distributor of building products, focused on residential and nonresidential repair and remodeling, as well as construction of industrial facilities and public infrastructure. The Company generates more than 80% of its sales from products that hold leading positions in their markets, and serves customers across the U.S. and throughout the world. Gibraltar’s strategy is to grow organically by expanding its product portfolio and penetration of existing customer accounts, while broadening its market and geographic coverage through the acquisition of companies with leadership positions in adjacent product categories. Comprehensive information about Gibraltar can be found on its website at http://www.gibraltar1.com.

Safe Harbor Statement

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements regarding the intended use of the net proceeds from sales of the Notes, and are generally identified with words such as “believe,” “could,” “expect,” “intend,” “may,” “plan,” “will” and similar expressions. Such statements reflect management’s current expectations and judgment as of the date of this press release. Risks, uncertainties and assumptions that could affect Gibraltar’s forward-looking statements include, among other things, the completion of the tender offer and the receipt of consents sufficient to approve the proposed amendments to the indenture governing the Notes. In addition, please refer to the risk factors contained in Gibraltar’s SEC filings available at www.sec.gov, including Gibraltar’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Gibraltar undertakes no obligation to update or revise any forward-looking statements for any reason.

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